Exhibit 99.1

Hercules Capital Reports Third Quarter 2019 Financial Results

Achieved Record Net Investment Income of $38.9 Million, or $0.37 per Share, which provides 116% Coverage of Regular Distribution Payout

Set Record Q3 New Debt and Equity Commitments and Total Fundings of $241.3 Million and $177.0 Million, Respectively

Record Total Debt Investments of $2.10 Billion at Cost, Driven by Debt Investment Portfolio Growth of $24.1 Million

Received Reaffirmed Investment Grade Credit and Corporate Ratings of BBB and BBB+ from DBRS and KBRA, respectively

Completed an Investment Grade Bond Offering of $105.0 Million of 4.77% Notes due 2024

Q3 2019 Financial Achievements and Highlights

●	Record Net Investment Income “NII” of $38.9 million, or $0.37 per share, an increase of 32.7% year-over-year
●	Total Investment Income of $69.2 million, an increase of 31.6% year-over-year
●	Distributable Net Operating Income(1) “DNOI,” a non-GAAP measure, of $40.3 million, or $0.39 per share
●	Record Q3 New debt and equity commitments of $241.3 million, an increase of 2.6% year-over-year
●	Record Q3 fundings of $177.0 million, an increase of 24.3% year-over-year
●	Unscheduled early principal repayments or “early loan repayments” of $140.1 million
●	14.9% Return on Average Equity “ROAE” (NII/Average Equity)
●	7.5% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 111.5% and regulatory leverage of 97.8%(2)
●	13.4% GAAP Effective Yields and 12.4% Core Yields(3), a non-GAAP measure

Year-to-date ending September 30, 2019 Financial Highlights

●	NII of $103.2 million, or $1.03 per share, an increase of 32.0%, compared to $78.1 million for the nine months ending September 30, 2018
●	Total investment income of $197.3 million, an increase of 30.8%, compared to $150.9 million for the nine months ending September 30, 2018
●	New equity and debt commitments of $1.19 billion, an increase of 23.6%, compared to $963.8 million for the nine months ending September 30, 2018
●	Total fundings of $784.8 million, an increase of 11.2%, compared to $706.1 million for the nine months ending September 30, 2018
●	Net debt investment portfolio growth of $348.4 million for the nine months ending September 30, 2019

Footnotes:

(1)	Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options.

(2)	Regulatory leverage represents debt-to-equity ratio, excluding our Small Business Administration “SBA” debentures

(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., October 30, 2019 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2019.

“We delivered another solid quarter of originations with record Q3 total fundings of $177 million and remain on pace to achieve another record year on multiple fronts,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “For the first nine months of 2019, our debt investment portfolio grew by more than $348 million to $2.1 billion at cost, which in turn produced record net investment income of nearly $39 million, or $0.37 per share in Q3, resulting in 116% coverage of our base distribution. Our strong growth and prudent deployment of our investment strategy has produced more than a 7% increase in our total distributions compared to the same nine-month period year-over-year.”

Bluestein concluded, “With our portfolio growth year-to-date, the continued strengthening of our balance sheet and our prudent use of increased leverage, our shareholders have ultimately received significant benefits with strong increases in both return-on-equity and return-on-assets of 14.9% and 7.5% respectively, and increased distributions throughout the year. As we march toward the finish line in 2019, we continue to focus on prudently growing our debt investment portfolio, and delivering strong and sustainable total shareholder returns while maintaining our stringent and proven credit underwriting standards.”

Q3 2019 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $241.3 million and fundings totaling $177.0 million.

During the third quarter, Hercules realized early loan repayments of $140.1 million, which along with normal scheduled amortization of $16.7 million, resulted in total debt repayments of $156.8 million.

The new debt investment origination and funding activities lead to net debt investment portfolio growth of $24.1 million during the third quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2019 to Q2 2019

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/19	$2,077.2	$203.6	$34.9	$2,315.7
New fundings(a)	176.5	—	0.5	177.0
Warrants not related to Q3 2019 fundings	—	—	0.3	0.3
Early payoffs(b)	(140.1)	—	—	(140.1)
Principal payments received on investments	(16.7)	—	—	(16.7)
Net changes attributed to conversions, liquidations, and fees	4.4	(2.6)	(1.6)	0.2
Net activity during Q3 2019	24.1	(2.6)	(0.8)	20.7
Balances at Cost at 9/30/19	$2,101.3	$201.0	$34.1	$2,336.4

Balances at Value at 6/30/19	$2,061.6	$164.9	$25.5	$2,252.0
Net activity during Q3 2019	24.1	(2.6)	(0.8)	20.7
Net change in unrealized appreciation (depreciation)	(5.8)	(13.9)	(5.8)	(25.5)
Total net activity during Q3 2019	18.3	(16.5)	(6.6)	(4.8)
Balances at Value at 9/30/19	$2,079.9	$148.4	$18.9	$2,247.2

(a)New fundings amount includes $2.1M fundings associated with revolver loans during Q3 2019.
(b)Early payoffs include $878K in unscheduled paydowns on revolvers during Q3 2019.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018

Ending Balance at Cost	$2,101.3	$2,077.2	$1,913.4	$1,752.9	$1,608.0

Weighted Average Balance	$2,061.0	$1,939.0	$1,806.0	$1,685.0	$1,555.0

As of September 30, 2019, 84.8% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 13.4% during Q3 2019, as compared to 14.3% for Q2 2019. The Company realized $140.1 million of early loan repayments in Q3 2019 compared to $178.3 million in Q2 2019, or a decrease of 21.4%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields, a non-GAAP measure, were 12.4% during Q3 2019, within the Company’s 2019 expected range of 12.0% to 13.0%, and decreased compared to 12.7% in Q2 2019. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $69.2 million for Q3 2019, compared to $52.6 million in Q3 2018, an increase of 31.6% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods and increased income from acceleration from early loan repayments.

Non-interest and fee expenses increased to $15.4 million in Q3 2019 versus $12.3 million for Q3 2018. The increase was primarily due to an increase in general and administrative expenses due to year-over-year growth in the business and legal expenses.

Interest expense and fees were $15.0 million in Q3 2019, compared to $11.0 million in Q3 2018. The increase was due to higher weighted-average borrowings as well as increased average borrowing under our credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q3 2019, as compared to 5.6% for Q3 2018.

NII – Net Investment Income

NII for Q3 2019 was $38.9 million, or $0.37 per share, based on 104.3 million basic weighted average shares outstanding, compared to $29.3 million, or $0.31 per share, based on 95.5 million basic weighted average shares outstanding in Q3 2018, an increase of 32.7% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods and increased income from acceleration from early loan repayments.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q3 2019 was $40.3 million, or $0.39 per share, compared to $32.6 million, or $0.34 per share, in Q3 2018.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2019, (including net loan, warrant and equity activity) on investments, totaled ($26.5) million, on a GAAP basis, spanning 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $9.7 billion, the total realized gain/(loss) since inception of ($26.5) million represents approximately 27 basis points “bps,” or 0.27%, of cumulative debt commitments, or an effective annualized loss rate of 1.8 bps, or 0.018%.

Realized Gains/(Losses)

During Q3 2019, Hercules had net realized gains/(losses) of $4.8 million primarily from gross realized gains of $8.3 million from the sale of our public equity holdings, partially offset by the gross realized losses of ($3.5) million primarily from the liquidation or write-off of certain of our debt, equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q3 2019, Hercules recorded ($24.4) million of net unrealized depreciation primarily related to the mark-to-market impact of our public equity and warrant investments, as well as our private equity investments.

Portfolio Asset Quality

As of September 30, 2019, the weighted average grade of the debt investment portfolio slightly improved to 2.17, on a cost basis, compared to 2.18 as of June 30, 2019, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

As of September 30, 2019, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q3 2019 - Q3 2018 ($ in millions)
	Q3	2019	Q2	2019	Q1	2019	Q4	2018	Q3	2018
Grade 1 - High	$237.9	11.4%	$256.2	12.4%	$299.2	15.8%	$311.6	18.0%	$150.2	9.4%
Grade 2	$1,331.2	64.0%	$1,317.7	63.9%	$1,056.4	55.7%	$885.1	51.1%	$987.5	61.6%
Grade 3	$479.0	23.1%	$413.0	20.1%	$469.7	24.7%	$474.9	27.3%	$420.2	26.2%
Grade 4	$29.7	1.4%	$67.8	3.3%	$66.5	3.5%	$60.3	3.5%	$44.5	2.7%
Grade 5 - Low	$2.1	0.1%	$6.9	0.3%	$5.3	0.3%	$1.6	0.1%	$0.9	0.1%

Weighted Avg.	2.17		2.18		2.19		2.18		2.23

Non-Accruals

Non-accruals remained relatively flat as a percentage of the overall investment portfolio in the third quarter of 2019. As of September 30, 2019, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $9.2 million and $2.2 million, respectively, or 0.4% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to June 30, 2019, the Company had four (4) debt investments on non-accrual with an investment cost and fair value of approximately $8.8 million and $4.8 million, respectively, or 0.4% and 0.2% as a percentage of the total investment portfolio at cost and value, respectively.

	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018

Total Investments at Cost	$2,336.3	$2,315.7	$2,153.3	$1,980.5	$1,813.1

Loans on non-accrual as a % of Total Investments at Value	0.1%	0.2%	0.02%	0.0%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	0.4%	0.4%	0.1%	0.1%	0.2%

Liquidity and Capital Resources

The Company ended Q3 2019 with $284.5 million in available liquidity, including $21.1 million in unrestricted cash and cash equivalents, and $263.4 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

On July 16, 2019, the Company entered into a Note Purchase Agreement governing the issuance of $105.0 million in aggregate principal amount of senior unsecured notes (the “July 2024 Notes”) to qualified institutional investors in a private placement. The July 2024 Notes have a fixed interest rate of 4.77% and are due on July 16, 2024, unless redeemed, purchased or prepaid prior to such date by the Company or its affiliates in accordance with their terms.

During the three months ending September 30, 2019, the Company did not sell any shares of common stock under the equity ATM program. During the nine months ending September 30, 2019, the Company sold approximately 2.0 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $25.1 million, including $311,000 of offering expenses. As of October 28, 2019, approximately 10.7 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of September 30, 2019, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $75.0 million and $200.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an uncommitted accordion feature that enables the Company to increase the existing facilities to a maximum value of $125.0 million and $300.0 million, respectively, or $425.0 million in aggregate. Pricing at September 30, 2019 under the Wells Fargo Facility and Union Bank Facility were LIBOR+3.00% and LIBOR+2.70%, respectively. There were $11.6 million in outstanding borrowings under the Union Bank Facility and no outstanding borrowings under the Wells Fargo Facility, for a total of $11.6 million at September 30, 2019.

Leverage

As of September 30, 2019, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 111.5%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding our SBA debentures, was 97.8% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $21.1 million), was 95.8%. Hercules’ net leverage ratio, including its SBA debentures, was 109.6%.

Available Unfunded Commitments – Representing 7.2% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2019, the Company had $167.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 7.2% of Hercules’ total assets. This decreased from the previous quarter of $177.2 million of available unfunded commitments or 7.7% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $241.3 million in new debt and equity commitments in Q3 2019, Hercules has pending commitments of $35.8 million in signed non-binding term sheets outstanding as of October 29, 2019. Since the close of Q3 2019 and as of October 29, 2019, Hercules has funded $ 117.6 million of new and existing commitments.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2019, the Company’s net assets were $1.09 billion, compared to $1.10 billion at the end of Q2 2019. NAV per share decreased 1.7% to $10.38 on 104.6 million outstanding shares of common stock as of September 30, 2019, compared to $10.59 on 104.3 million outstanding shares of common stock as of June 30, 2019. The decrease in NAV per share was primarily attributed to the net change in unrealized depreciation in our public equity holdings.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.6% of our debt investment portfolio being priced at floating interest rates as of September 30, 2019, with a Prime or LIBOR-based interest rate floor, combined with 99.0% of our of our outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2019, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(6,790)	$(7)	$(6,783)	$(0.07)
(50)	$(4,867)	$(5)	$(4,862)	$(0.05)
(25)	$(2,615)	$(2)	$(2,613)	$(0.03)
25	$3,051	$2	$3,049	$0.03
50	$6,346	$5	$6,341	$0.06
75	$10,896	$7	$10,889	$0.10
100	$15,646	$10	$15,636	$0.15
200	$35,797	$19	$35,778	$0.34

(1)	Source: Hercules Capital Form 10-Q for Q3 2019
(2)

EPS calculated on basic weighted shares outstanding of 104,314. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $148.4 million and a cost basis of $201.0 million as of September 30, 2019. On a fair value basis, 29.0% or $43.4 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 118 portfolio companies with a fair value of $18.9 million and a cost basis of $34.1 million as of September 30, 2019. On a fair value basis, 26.0% or $5.0 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q3 2019

IPO Activity

As of October 28, 2019, Hercules held warrant and equity positions in six (6) portfolio companies that had either completed their IPOs or filed Registration Statements in contemplation of a potential IPO, including:

●

In September 2019, Hercules’ portfolio company Brickell Biotech, Inc. (NASDAQ: BBI), a privately-held clinical-stage medical dermatology company, announced the completion of its merger with Vical Incorporated. Brickell commenced trading on the Nasdaq Capital Market on September 3, 2019. Hercules initially committed $7.5 million in venture debt in February 2016. Hercules currently holds warrants for 9,005 shares of common stock as of September 30, 2019.

●

In September 2019, Hercules’ portfolio company Oportun Financial Corporation (NASDAQ: OPRT), a high-growth, mission-driven Community Development Financial Institution providing inclusive, affordable financial services powered by a deep, data-driven understanding of its customers and advanced proprietary technology, completed is IPO offering of 6.3 million shares of common stock at an initial public offering price of $15.00 per share on the Nasdaq Global Market. Hercules committed a total of $8.0 million in venture debt financing beginning in June 2013, and currently holds 23,514 shares of common stock as of September 30, 2019.

●

In October 2019, Hercules’ portfolio company TELA Bio, Inc., a regenerative medicine company leading the development of advanced medical devices for soft tissue reconstruction, filed a public registration with the SEC in contemplation of an initial public offering. TELA Bio plans to list on the Nasdaq Capital Market under the symbol “TELA.” Hercules initially committed $5.0 million in venture debt financing in March 2017, and currently holds warrants for 387,930 shares of Preferred Series B stock, as of September 30, 2019.

●	Three (3) portfolio companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In August 2019, Hercules’ portfolio company Avedro Inc. (NASDAQ: AVDR), a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders, announced they had entered into a definitive agreement with Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, under which Glaukos will acquire Avedro in an all-stock transaction. Avedro shareholders will receive an exchange ratio equivalent of 0.365 shares of Glaukos stock. The transaction is subject to customary closing conditions and regulatory approvals. Hercules initially committed $12.5 million in venture debt financing beginning in September 2014.

Subsequent Events

1.	As of October 29, 2019, Hercules has:

a.	Funded $117.6 million to new and existing commitments since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of $35.8 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2019 Closed Commitments(a)	$1,191.0
Q4 2019 Closed Commitments (as of October 29, 2019)(a)	$191.4
Year-to-Date 2019 Closed Commitments	$1,382.4
Q4 2019 Pending Commitments (as of October 29, 2019)(b)	$35.8
Year-to-Date 2019 Closed and Pending Commitments	$1,418.2

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its third quarter 2019 financial results conference call for October 30, 2019 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 5657015 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 5657015.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $9.7 billion to over 480 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has six outstanding bond issuances of:

Institutional Notes PAR $1000.00

●	4.625% Notes due 2022

Retail Notes (“Baby Bonds”) PAR $25.00

●	5.25% Notes due 2025 (NYSE: HCXZ)
●	6.25% Notes due 2033 (NYSE: HCXY)

Convertible Notes

●	4.375% Convertible Notes due 2022

Securitization Notes

●	4.605% Asset-backed Notes due 2027
●	4.703% Asset-backed Notes due 2028

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	September 30, 2019	December 31, 2018
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,182,777 and $1,830,725, respectively)	$2,167,882	$1,801,258
Control investments (cost of $65,319 and $64,799, respectively)	58,560	57,619
Affiliate investments (cost of $88,238 and $85,000, respectively)	20,964	21,496
Total investments in securities, at value (cost of $2,336,334 and $1,980,524, respectively)	2,247,206	1,880,373
Cash and cash equivalents	21,045	34,212
Restricted cash	14,886	11,645
Interest receivable	19,847	16,959
Right of use asset	12,218	—
Other assets	1,727	2,002
Total assets	$2,316,929	$1,945,191

Liabilities
Accounts payable and accrued liabilities	$25,451	$25,961
Operating lease liability	11,922	—
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,241	197,265
2028 Asset-Backed Notes, net (principal of $250,000 and $0, respectively)(1)	247,333	—
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	226,223	225,051
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,383	147,990
2024 Notes, net (principal of $0 and $83,510, respectively)(1)	—	81,852
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	72,875	72,590
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,474	38,427
July 2024 Notes, net (principal of $105,000 and $0, respectively)(1)	103,723	—
SBA Debentures, net (principal of $149,000 and $149,000, respectively)(1)	148,038	147,655
Credit Facilities	11,585	52,956
Total liabilities	$1,231,248	$989,747

Net assets consist of:
Common stock, par value	105	96
Capital in excess of par value	1,147,054	1,052,269
Total distributable earnings (loss)(2)	(61,478)	(92,859)
Treasury Stock, at cost, no shares as of September 30, 2019 and 376,466 shares as of December 31, 2018	—	(4,062)
Total net assets	$1,085,681	$955,444
Total liabilities and net assets	$2,316,929	$1,945,191

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	104,636	96,501
Net asset value per share	$10.38	$9.90

(1) The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022 Notes, 2024 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, and July 2024 Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2) Certain prior year numbers have been adjusted to conform with the SEC final rules on disclosure updates and simplification effective November 5, 2018.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Investment income:
Interest Income
Non-control/Non-affiliate investments	$62,696	$47,662	$176,568	$134,031
Control investments	1,055	921	3,119	2,348
Affiliate investments	493	209	1,740	1,570
Total interest income	64,244	49,092	181,427	137,949
Fee Income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	3,591	1,858	11,069	6,228
Control investments	5	1	13	1
Affiliate investments	26	71	186	263
Total Commitment, facility and loan fee income	3,622	1,930	11,268	6,492
One-time fee income
Non-control/Non-affiliate investments	1,372	1,580	4,602	6,423
Total one-time fee income	1,372	1,580	4,602	6,423
Total fee income	4,994	3,510	15,870	12,915
Total investment income	69,238	52,602	197,297	150,864
Operating expenses:
Interest	13,857	9,451	39,927	28,715
Loan fees	1,138	1,502	5,793	6,039
General and administrative
Legal expenses	1,586	677	4,212	1,889
Tax expenses	815	117	1,706	689
Other expenses	3,967	2,927	10,398	8,826
Total general and administrative	6,368	3,721	16,316	11,404
Employee compensation
Compensation and benefits	7,559	5,294	23,372	18,069
Stock-based compensation	1,443	3,332	8,716	8,498
Total employee compensation	9,002	8,626	32,088	26,567
Total operating expenses	30,365	23,300	94,124	72,725
Net investment income	38,873	29,302	103,173	78,139
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	4,807	3,350	13,633	(4,115)
Control investments	—	—	—	(4,308)
Affiliate investments	—	—	—	(2,058)
Total net realized gain (loss) on investments	4,807	3,350	13,633	(10,481)
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(26,351)	3,967	15,533	22,327
Control investments	2,489	378	421	3,715
Affiliate investments	(547)	(1,368)	(3,773)	(66)
Total net unrealized appreciation (depreciation) on investments	(24,409)	2,977	12,181	25,976
Total net realized and unrealized gain(loss)	(19,602)	6,327	25,814	15,495
Net increase(decrease) in net assets resulting from operations	$19,271	$35,629	$128,987	$93,634

Net investment income before investment gains and losses per common share:
Basic	$0.37	$0.31	$1.03	$0.87
Change in net assets resulting from operations per common share:
Basic	$0.18	$0.37	$1.29	$1.04
Diluted	$0.18	$0.37	$1.29	$1.04
Weighted average shares outstanding:
Basic	104,314	95,460	99,615	89,100
Diluted	104,655	95,671	100,043	89,212
Distributions paid per common share:
Basic	$0.34	$0.31	$0.98	$0.93

HERCULES CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net Investment Income to DNOI	2019	2018
Net investment income	$38,873	$29,302
Stock-based compensation	1,443	3,332
DNOI	$40,316	$32,634

DNOI per share-weighted average common shares
Basic	$0.39	$0.34

Weighted average shares outstanding
Basic	104,314	95,460

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing